Exhibit 99.1

Progress Energy completes sale of natural gas assets

RALEIGH, N.C. (October 2, 2006) - Progress Energy [NYSE: PGN] today announced completion of the sale of Winchester Energy and its associated natural gas businesses to a wholly owned subsidiary of Texas-based EXCO Resources Inc. for approximately $1.16 billion in cash (subject to customary closing and post-closing adjustments).

As announced in July, net proceeds from the sale will be used to reduce debt.

“Completing this transaction is a significant step toward accomplishing our goal of reducing debt at the holding company level by $1.3 billion by the end of 2007,” said Bob McGehee, chairman and CEO of Progress Energy. “This was the right time for our company to exit the gas exploration and production business. We were able to capitalize on favorable market conditions while substantially increasing value over the invested capital and lowering the company’s risk profile.”

The sale includes Progress Energy’s holdings in Winchester Production Company, Westchester Gas Company, Texas Gas Gathering and Talco Midstream Assets. Specific assets include more than 325 Bcfe of proved natural gas reserves, more than 500 producing wells and more than 350 miles of pipelines and gathering lines and other related assets, all located in east Texas and Louisiana.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 23,000 megawatts of generation capacity and $10 billion in annual revenues. The company's holdings include two electric utilities serving approximately 3 million customers in North Carolina, South Carolina and Florida. Progress Energy’s nonregulated operations include energy marketing. Progress Energy is the 2006 recipient of the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence. In 2005, the company also received the prestigious J.D. Power and Associates Founder's Award for dedication, commitment and sustained improvement in customer service. For more information about Progress Energy, visit the company's Web site at progress-energy.com.

* * *
This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and/or uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. These and other risk factors are detailed from time to time in our SEC reports.

###